    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1996

                                                    REGISTRATION NO. 33-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                PHARMHOUSE CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   NEW YORK                           13-2634868
          (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)           IDENTIFICATION NO.)

                                  860 Broadway
                            New York, New York 10003
                                 (212) 477-9400

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

             Kenneth A. Davis, President and Chief Executive Officer
                                  860 Broadway
                            New York, New York 10003
                                 (212) 477-9400

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

                                Melvin Katz, Esq.
                         Maloney, Gerra, Mehlman & Katz
                        405 Lexington Avenue, 36th Floor
                            New York, New York 10174
                                 (212) 973-6900

              Approximate date of commencement of proposed sale to
           the public: As soon as practicable after effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                    Proposed         Proposed
                                                                     Maximum          Maximum
  Title of Each Class of                           Amount to     Offering Price      Aggregate        Amount of
Securities to Be Registered                      Be Registered      Per Share     Offering Price  Registration Fee
- ---------------------------                      -------------      ---------     --------------  ----------------
Warrants to purchase 85,867 Common
Shares, $.01 par value                              85,867              --(1)            --(1)           --(1)

Common Shares, $.01 par value, issuable
upon exercise of warrants                           85,867          $4.125(2)      $354,201(2)         $123(2)

Total                                                   --              --         $354,201(1)(2)      $123(1)(2)


(1) Pursuant to Rule 457(g), no separate registration fee is required for the warrants.

(2) These shares are to be sold by the Selling Shareholder at prices not presently determinable. The offering price is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) using the $4.125 closing bid price of the Registrant's common shares on The NASDAQ Small Cap Market on June 17, 1996.

================================================================================

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                                PHARMHOUSE CORP.

                   Warrants to Purchaser 85,867 Common Shares
                              85,867 Common Shares

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

         This Prospectus relates to (i) Warrants (the "Warrants") to purchase 85,867 Common Shares, $.01 par value per share (the "Common Shares"), of Pharmhouse Corp. (the "Company") and (ii) 85,867 Common Shares issuable upon exercise of the Warrants (the "Shares"), all of which may be offered from time to time by the Selling Shareholder named herein. The Warrants were issued to the Selling Shareholder as partial compensation for investment banking and advisory services rendered by the Selling Shareholder to the Company in connection with the Company's acquisition of 24 The Rx Place deep discount drug stores from F.W. Woolworth Co. in April 1995. Each Warrant entitles the holder thereof to purchase one Common Share for an exercise price of $.94.

         The Common Shares are quoted on the NASDAQ Small Cap Market under the symbol "PHSE." The closing bid price of the Common shares on the NASDAQ SmallCap Market on June 17, 1996 was $4.125. Prospective purchasers of the Shares are urged to obtain a current price quotation. The Warrants are not listed for trading on any exchange nor traded on any established trading market or system. Therefore, there is no active trading market for the Warrants and no assurance can be given that any such market will develop.

         It is anticipated that the Selling Shareholder will offer the Shares (when and if issued) for sale from time to time at the prices prevailing on the NASDAQ Small Cap Market. The Selling Shareholder also may sell the securities which are the subject of this Prospectus privately, either directly to purchasers or through one or more brokers or dealers. See "Plan of Distribution." The Company shall, at the Selling Stockholder's expense, take such actions, including filing post-effective amendments to the Registration Statement of which this Prospectus is a part and/or preparing supplements to this Prospectus, as shall be required to enable the Selling Shareholder lawfully to sell the Shares during a period terminating on the 180th day following the date hereof.

         The Company will receive none of the proceeds from the sale of the Shares and the Warrants offered hereby. All selling and other expenses in connection with the registration and offer and sale of the Shares and the Warrants will be borne by the Selling Shareholder.

         The Selling Shareholder, and the brokers or dealers through whom sales of the Shares or Warrants are made, if any, may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Shareholder or such brokers or dealers may be deemed to be underwriting compensation within the meaning of the Securities Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June __, 1996

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; Los Angeles Regional Office, 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act (together with all amendments, exhibits and documents incorporated therein by reference, the "Registration Statement") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, or any amendments thereto, certain portions of which have been omitted pursuant to the Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-7090) are incorporated herein by reference:

         (i) the Company's Annual Report on Form 10-K for its fiscal year ended February 3, 1996.

         (ii) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended May 4, 1996.

         (iii) the description of the Common Shares contained in the Company's Restated Certificate of Incorporation filed as
                  Exhibit 3.1 to the Company's current Report on Form 8-K dated December 24, 1991, as amended by Certificate of Amendment of Certificate of Incorporation filed as Exhibit 3.1 to the Company's current Report on Form 8-K dated April 9, 1993.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus or the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Corporate Secretary of Pharmhouse Corp., 860 Broadway, New York, New York 10003 (telephone number (212) 477-9400).

                                  RISK FACTORS

         The securities offered hereby are speculative in nature and involve a high degree of risk. Prior to making an investment decision with respect to securities of the Company, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

         Continuing Losses; The Company has sustained net losses in each of the past four fiscal years and net losses from continuing operations (i.e., before extraordinary items) since it commenced operation of its first Pharmhouse store in 1990. The Company's net loss for its fiscal year ended February 3, 1996 ("fiscal 1996") was $2,507,000, compared to a net loss of $1,997,000 for its fiscal year ended January 28, 1995 ("fiscal 1995"). The Company sustained a net loss of $992,000 during the first quarter of its fiscal year ending February 1, 1997 ("fiscal 1997"), compared to a net loss of $824,000 for the corresponding quarter of fiscal 1996. The Company realized income from operations of $419,000 in fiscal 1996, compared to a loss from operations of $1,037,000 in fiscal 1995, and income from operations of $48,000 in the first quarter of fiscal 1997, compared to a loss from operations of $522,000 in the first quarter of fiscal 1996. Management believes that with the addition of the 24 The Rx Place Stores acquired by the Company from F.W. Woolworth Co. in April 1995

(the "Rx Place Acquisition"), the Company will be able to achieve profitable operations in the future; however, no assurance can be given with respect to when or whether such profitable operations will be achieved.

         Dependence Upon Secured Financing; Increased Interest Expense. In connection with the Rx Place Acquisition, the Company (i) established a Revolving Credit Facility pursuant to which a secured lender has agreed to provide the Company with up to $45,000,000 of secured debt financing (limited to 60% of the defined cost value of the Company's inventory) (the "Revolving Credit Facility") for general corporate and working capital purposes and (ii) borrowed an additional $3,000,000, on a subordinated secured basis, from an unaffiliated trade supplier (the "Subordinated Secured Loan"). For the foreseeable future, the Company will continue to rely upon the Revolving Credit Facility and such vendor credit to fund a significant portion of its operations and the Company and its shareholders will remain subject to the risk that, in the event of a default by the Company in the satisfaction of its secured debt obligations, the secured lenders will be able to foreclose upon the assets of the Company to satisfy such indebtedness through the forced liquidation of all or a substantial portion of the Company and its operations.

         The Company had long-term indebtedness (including the current portion thereof) as at February 3, 1996 of approximately $38,460,000, compared to long-term indebtedness (including the current portion thereof) as at January 28, 1995 of approximately $7,481,000. The Company's long-term indebtedness (including the current portion thereof) as at May 4, 1996 was approximately $39,693,000. The Company's interest expense for fiscal 1996 was $3,544,000 compared to interest expense of $960,000 for fiscal 1995, and its interest expense for the first quarter of fiscal 1997 was $1,040,000, compared to interest expense of $302,000 for the first quarter of fiscal 1996.

         Pending Litigation. The Company is currently engaged in litigation with F.W. Woolworth Co., the former owner and operator of the Company's The Rx Place Stores, and its parent, Woolworth Corporation (collectively, "Woolworth"), pursuant to which the Company is seeking damages arising out of Woolworth's alleged fraud and breaches of covenants and representations and warranties made to the Company in the Acquisition. The Company's claims in such action are based upon its belief that material misrepresentations made to it by Woolworth regarding the inventory, results of operations and gross profit margins of The Rx Place stores have resulted in injury to the Company. In May 1996, the court in such action granted Woolworth's motion to compel arbitration of the Company's claims. The Company intends to appeal that decision based upon its belief that the arbitration provisions of the purchase agreement on which the court relied in granting such motion apply only to certain limited post-closing purchase price adjustments and do not apply to the claims which are the subject of such action. The outcome of such action could have a material impact upon the Company's financial condition. The Company's management cannot predict the outcome of such action at this time.

         Uncertain Trade Credit Availability. In addition to the Revolving Credit Facility, the Company funds its inventory purchases through trade credit made available by merchandise suppliers. Such trade credit is made available to the Company based upon several factors, including the Company's prospects for future profitability and amounts of the Company's other indebtedness outstanding. The Company has received increased trade credit from a greater number of its merchandise suppliers since the closing of the Rx Place Acquisition; however, there can be no assurance concerning the continuing availability or amount of trade credit in future fiscal periods. If the Company does not achieve profitability in the near future, it may experience problems obtaining adequate amounts of trade credit from merchandise suppliers. The absence of adequate trade credit would have a material adverse impact on the Company's operations and results of operations.

         Restrictive Financial and Other Covenants. The agreements governing the Revolving Credit Facility and the Subordinated Loan contain covenants and conditions which place significant restrictions upon the Company and its operations. It is anticipated that the terms governing such secured indebtedness in the future will continue to prohibit or seriously restrict the Company from, among other matters or transactions, incurring additional indebtedness or paying cash dividends to its shareholders and will also require the Company to continue to satisfy minimum tangible net worth requirements. Further net losses would render it increasingly difficult for the Company to continue to satisfy these financial covenants. The inability of the Company to continue to satisfy such covenants in future fiscal periods could result in a default under the agreements governing such indebtedness and thereby adversely affect its financial condition and cause serious disruptions in its business operations.

         Competition. The sale at retail of health and beauty care products, cosmetics, prescription drugs and general merchandise is highly competitive. The Company competes with supermarkets and food stores, traditional drug stores, discount mass merchants and other retailers, many of whom have a far greater number of stores and far greater financial, marketing and organizational resources than those available to the Company now or in the foreseeable future. The competition created by such competitors, particularly mass merchants, is likely to continue and could have a material adverse effect upon the Company's ability to generate increasing sales and preserve gross profit margins from the operations of its Pharmhouse and The Rx Place stores.

         Effect of Economic and other Conditions. Revenue generated by the Company's Pharmhouse and The Rx Place stores has been, and will continue to be, affected by general economic and other conditions, such as weather conditions, prevailing from time to time. The current retail climate is uncertain and future economic downturns of varying durations could have a negative impact on the Company's sales and results of operations. In addition, similar to other retail businesses, sales at such stores have been adversely affected by local economic conditions and adverse weather conditions in their respective markets.

         Inability to Pay Cash Dividends. The Company has not declared cash dividends on its Common Shares since 1981 and management does not anticipate the payment of dividends in the foreseeable future. In addition, the Company is prohibited under the terms of the agreements governing the Revolving Credit Facility and the Subordinated Loan from paying cash dividends on its equity securities.

         Material Dependence Upon Chief Executive Officer. The Company is materially dependent upon the efforts of Kenneth A. Davis, its President and Chief Executive Officer. The loss of Mr.

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
Davis' services could have a material adverse effect upon the Company's business and future prospects. Mr. Davis' employment is governed by an Employment Agreement, the term of which expires in January 1999.

         Effective Control by Principal Shareholders. As of June 14, 1996, members of the family of Manfred Brecker, Chairman of the Board, and Kenneth A. Davis, President and Chief Executive Officer of the Company (and son-in-law of Mr. Brecker), owned, as a group, approximately 37% of the outstanding Common Shares (not including the Shares which are the subject of this Prospectus or other Common Shares issuable upon the exercise of outstanding options and warrants), constituting the single largest block of the outstanding Common Shares of the Company. (In addition, if Mr. Davis and his wife, Marcie B. Davis, Executive Vice President and Secretary of the Company, were to exercise all of their currently exercisable options, and assuming no other warrants (including the Warrants) or options were exercised, the Brecker-Davis family would own approximately 43.8% of the outstanding Common Shares of the Company.) In light of the fact that the Brecker-Davis family will continue to own, as a group, the most significant percentage of the outstanding voting shares of the Company, they will be able to exert substantial influence upon its overall management, including election of directors, and otherwise control its operations.

         Limited Market for Company Securities. There is no public trading market for the Warrants. In addition, while there is an active trading market for the Common Shares issuable upon exercise of the Warrants, only a limited number of such Common Shares trade on a daily basis which may result in added volatility in the price of such shares. The Warrants will not be listed for trading on any securities exchange or any interdealer quotation system. The Shares, if issued, will be listed for trading on the NASDAQ SmallCap Market. There can be no assurance that a substantial public market for the Common Shares will be sustained; and no market is expected to develop for the Warrants. The Company believes that, in addition to fluctuations in the price of the Company's securities resulting from factors related to the operating performance of the Company, certain factors which are unrelated to the Company's performance, such as general and regional economic conditions and other market conditions in the deep discount retail market generally and the perception thereof in the securities markets, could cause volatility in the price of the Company's securities. Broad market fluctuations may adversely affect the market price and liquidity of the Company's securities in the future.

         Dilutive and Market Effect of Outstanding Derivative Securities. As of the date of this Memorandum, the Company has reserved, in addition to the 85,867 Common Shares issuable upon exercise of the Warrant, an aggregate of 1,155,352 Common Shares for issuance upon the exercise of (i) stock options granted to executives and employees and (ii) outstanding warrants held by its prior secured lender (collectively, the "Outstanding Derivative Securities"). A substantial majority of the Common Shares issuable pursuant to such options and warrants are issuable at exercise prices which are significantly less than the currently prevailing market price of the Common Shares.

         During the respective terms of the Outstanding Derivative Securities, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Shares with a resulting potential dilution in the interests of then existing shareholders. The holders of the

Outstanding Derivative Securities might be expected to exercise their respective rights to acquire Common Shares at times when the Company would, in all likelihood, be able to obtain required capital through a new offering of securities on terms more favorable to the Company than those provided by such Outstanding Derivative Securities. Furthermore, in the event that such holders exercise their respective rights to acquire Common Shares at such times, the net tangible book value per share of the Company's Common Shares may be subject to further dilution.

         Shares Eligible for Future Sale. Certain of the Common Shares currently owned by management and certain other shareholders are deemed to be "restricted securities", as such term is defined in Rule 144 under the Securities Act of 1933. Rule 144 provides generally that a person holding securities that were acquired by such person or a predecessor purchaser(s) from the issuer or an affiliate thereof more than two years from the date of sale may sell in "brokers transactions" (as defined by the Rule) an amount equal to the greater of 1% of the issuer's outstanding securities of such class or the average weekly reported volume of trading in such securities during the four calendar weeks preceding the sale within a three month period if the conditions specified by the Rule are satisfied. If such person is not an "affiliate" of the issuer, as such term is defined by Rule 144, he may, after a holding period of three years, sell all of such restricted securities without a limitation.

                            DESCRIPTION OF SECURITIES

         The following descriptions of certain terms of the Company's securities, including the securities being offered by this Prospectus, are intended as summaries only and are qualified in their entirety by reference to the complete text of the instruments governing such securities.

THE WARRANTS

         In January 1996, as partial compensation for investment banking and advisory services rendered by the Selling Shareholder to the Company in connection with the Rx Place Acquisition, the Company issued to the Selling Stockholder Warrants to purchase 85,867 Common Shares, for an exercise price of $.94 per share, subject to standard anti-dilution provisions as set forth in the Warrant Agreement governing the Warrants. The Warrants may be exercised at any time and from time to time until they expire in January 2001.

THE COMMON SHARES

         The Company's certificate of incorporation, as amended, (the "Certificate of Incorporation") authorizes the issuance of up to 25,000,000 Common Shares, par value $.01. As of June 17, 1996, 2,231,140 Common Shares were issued and outstanding.

         The holders of the Common Shares have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Shares upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Shares do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions in the Certificate of Incorporation. Holders of Common Shares are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding Common Shares are, and those offered hereby will when issued be, validly issued, fully paid and non-assessable. The holders of Common Shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares of Common Stock can elect all of the directors of the Company.

TRANSFER AGENT

         Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 is the transfer agent and registrar for the Company's Common Shares.

                                   THE COMPANY

         Pharmhouse Corp. (the "Company") operates a chain of 38 deep discount drug stores, 14 of which are operated under the name Pharmhouse (the "Pharmhouse Stores") and 24 of which are operated under the name The Rx Place (the "Rx Place Stores"). The Company's stores are located primarily in the mid-Atlantic and New England states and emphasize a pricing policy of everyday deep discount prices on all merchandise. The Pharmhouse Stores are approximately 35,000 square feet in size and the Rx Place Stores are approximately 25,000 square feet. The Company maintains one distribution center to support its store operations.

         The Company's deep discount drug stores offer a broad variety of merchandise and services at everyday deep discount prices. The stores offer health and beauty care products, prescription drugs, cosmetics, stationery, video rentals, housewares, pet supplies, greeting cards, food, snacks, beverages and certain other merchandise. The Company's stores also offer certain merchandise on a seasonal basis, such as garden, patio and Christmas items. Such merchandise is sold at everyday deep discount prices. As of June 14, 1996, the Company employed approximately 2,200 persons in its operations, including a substantial number of part-time employees.

         Eleven Pharmhouse stores are located in smaller communities and three such stores are located in more densely populated areas, reflecting management's decision to expand into such markets. The Rx Place Stores are also located in more densely populated areas than the older Pharmhouse Stores. All 38 stores have pharmacies staffed by licensed pharmacists and are open seven days per week. Merchandise is sold primarily on a cash-and-carry basis although certain credit cards and checks are accepted.

         The Company's offices are located at 860 Broadway, New York, New York 10003 and its telephone number is (212) 477-9400.

                               SELLING SHAREHOLDER

         The Warrants which are the subject of this Prospectus are owned by Brenner Securities Corporation (the "Selling Shareholder"). The Shares are issuable to the holder or holders of the Warrants upon the exercise thereof. The Warrants were issued to the Selling Shareholder as partial compensation for investment banking and advisory services rendered by the Selling Shareholder to the Company in connection with the Company's acquisition of 24 The Rx Place deep discount drug stores from F.W. Woolworth Co. in April 1995. Each Warrant entitles the holder thereof to purchase one Common Share for an exercise price of $.94.

                              PLAN OF DISTRIBUTION

         It is anticipated that the Selling Shareholder will offer the Shares (when and if issued) for sale from time to time at the prices prevailing on the NASDAQ Small Cap Market on the date of sale. The Selling Shareholder also may sell the securities which are the subject of this Prospectus privately, either directly to purchasers or through one or more brokers or dealers. The Company shall take such actions, including filing post-effective amendments to the Registration Statement of which this Prospectus is a part and/or preparing supplements to this Prospectus, as shall be required to enable the Selling Shareholder lawfully to sell the Shares during a period terminating on the 180th day following the date hereof.

         All costs, expenses and fees incurred in connection with the registration of the Warrants and the Shares and the offer and sale thereof, including but not limited to all registration and filing fees, printing expenses and fees of the Company's counsel and accountants, are being borne by the Selling Shareholder.

         The Selling Shareholder, and the brokers or dealers through whom sales of the Warrants and the Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Shareholder or such brokers or dealers may be deemed to be underwriting commissions.

         The Company has informed the Selling Shareholder that the anti-manipulative Rules 10b-6 and 10b-7 promulgated under the Exchange Act may apply to its sales of Shares and has furnished the Selling Shareholder with a copy of these rules and has informed the Selling Shareholder of the need for delivery of a copy of this Prospectus.

         There is no assurance that the Selling Shareholder will offer for sale or sell any or all of the Warrants or Shares offered pursuant to this Prospectus. In the event Warrants or Shares are sold by the Selling Shareholder, the Company will receive none of the proceeds from any such sale.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's Bylaws provide that the Company will indemnify any person against judgments, fines, amounts paid in settlement and expenses actually and reasonably incurred by him in connection with any action or threatened action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the Company or was serving any other entity at the request of the Company, if such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the Company or, in the case of service to such other entity, not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         In addition, the Company's Certificate of Incorporation provides that no director shall be liable to the Company or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (the "BCL") (relating to the making of illegal distributions to shareholders or loans to directors).

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Maloney, Gerra, Mehlman & Katz, New York City.

                                     EXPERTS

         The Company's consolidated balance sheets at January 28, 1995 and February 3, 1996 and consolidated statements of operations, cash flows and stockholders' equity for the years ended January 29, 1994, January 28, 1995 and February 3, 1996 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for its fiscal year ended February 3, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the registration and distribution of the securities being registered, all of which are to be borne by the Selling Shareholder:

            SEC registration fee........................$     123
            Legal fees and expenses.....................$  10,000
            Accounting fees and expenses ...............$   7,000
            Filing and Miscellaneous....................$     700
                                                        ---------
            Total.......................................$  17,823
                                                        =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 722 of the BCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, the indemnification provided by Section 722 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Section 726 of the BCL provides that a corporation may purchase and maintain insurance to, among other matters, indemnify directors and officers of the corporation as permitted by Section 722.

         The Company's Bylaws provide that the Company will indemnify any person against judgments, fines, amounts paid in settlement and expenses actually and reasonably incurred by him or her in connection with any action or threatened action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the Company or was serving any other entity at the request of the Company, if such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the Company or, in the case of service to such other entity, not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The Company's Certificate of Incorporation provides that no director shall be liable to the Company or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (the "BCL") (relating to the making of illegal distributions to shareholders or loans to directors).

         The Company has purchased and currently maintains directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties to the Company and its affiliates.

ITEM 16. EXHIBITS

         5.1      Opinion of Maloney, Gerra, Mehlman & Katz
         10.1 Warrant Agreement between the Company and Brenner Securities Corporation, incorporated by reference to Exhibit 10.8 of the Company's Annual Report on Form 10-K for its fiscal year ended February 3, 1996 (Commission File Number 1-7090)
         23.1     Consent of Maloney, Gerra, Mehlman & Katz (included in Exhibit
                  5.1)
         23.2     Consent of Price Waterhouse LLP
         24.1     Powers of Attorney (see page II-4 of this Registration
                  Statement)

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 24, 1996.

                             PHARMHOUSE CORP.

                             By: /s/  Kenneth A. Davis
                                 -----------------------------------------
                                      Kenneth A. Davis
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY

         Know all men by these presents that each person whose signature appears below constitutes and appoints Kenneth A. Davis his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the respective dates indicated below:

      Signature                      Title                       Date
      ---------                      -----                       ----

/s/ Manfred Brecker          Chairman of the Board            June 24, 1996
- ----------------------
Manfred Brecker

/s/ Kenneth A. Davis
- ----------------------       President, Chief Executive       June 24, 1996
Kenneth A. Davis             Officer, Chief Operating
                             Officer (Principal Executive
                             Officer) and Director

/s/ Marcie B. Davis
- -----------------------      Executive Vice President,         June 24, 1996
Marcie B. Davis              Treasurer, Secretary and
                             Director

/s/ Joseph Keller
- -------------------------    Senior Vice President-            June 24, 1996
Joseph Keller                Administration and
                             Operations and Director

/s/ Richard Davis
- ------------------------     Senior Vice President -           June 24, 1996
Richard Davis                Finance and Chief Financial
                             Officer (Principal Financial
                             and Accounting Officer)

/s/ Melvin Katz              Director                          June 24, 1996
- ------------------------
Melvin Katz


- ------------------------     Director
Raymond L. Steele


- ------------------------     Director
Michael A. Feder


- ------------------------     Director
Peter Gerard

                                  EXHIBIT INDEX

                           Document
                           --------

 5.1     Opinion of Maloney, Gerra, Mehlman & Katz

10.1 Warrant Agreement between the Company and Brenner Securities Corporation, incorporated by reference to Exhibit 10.8 of the Company's Annual Report on Form 10-K for its fiscal year ended February 3, 1996 (Commission File Number 1-7090)

23.1     Consent of Maloney, Gerra, Mehlman & Katz (included in
         Exhibit 5.1)

23.2     Consent of Price Waterhouse LLP

24.1     Powers of Attorney (see page II-4 of this Registration
         Statement)